EXHIBIT 10.47
MERCANTILE BANK CORPORATION
EMPLOYEE STOCK PURCHASE PLAN OF 2002
SECTION 1
PURPOSE OF PLAN
     The purpose of the Mercantile Bank Corporation Employee Stock Purchase Plan of 2002 is to encourage Employees of the Company and the Company’s Subsidiaries to promote the best interests of the Company and to align the interests of Employees with the Company’s shareholders by permitting Eligible Employees to purchase shares of the Company’s Common Stock. The Plan is not intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.
SECTION 2
DEFINITIONS
     The following words have the following meanings unless a different meaning is plainly required by the context:
     2.1 “Employee” means an employee of the Company or one of its Subsidiaries.
     2.2 “Board” means the Board of Directors of the Company.
     2.3 “Committee” means the Compensation Committee of the Board or such other committee as the Board may from time to time designate to administer the Plan.
     2.4 “Common Stock” means the Company’s common stock.
     2.5 “Company” means Mercantile Bank Corporation, a Michigan corporation, and its successors and assigns.
     2.6 “Election Form” means a notice (in a form approved by the Committee) that an Eligible Employee must complete to participate in the Plan and authorize payroll deductions to be made on the Eligible Employee’s behalf under the Plan.
     2.7 “Eligible Employees” means all present and future active full-time Employees and part-time Employees who are regularly scheduled to work 20 hours or more per week.
     2.8 “Fair Market Value” as of any Stock Purchase Date means the average, rounded to the nearest whole cent, of the highest and lowest sales prices of the Common Stock reported on The Nasdaq Stock Market (or such other quotation system or stock exchange on which the Company’s Common Stock may be traded on the date in question) on such Stock Purchase Date or, if such Stock Purchase Date is not a trading day, the most recent date on which shares of Common Stock were traded on The Nasdaq Stock Market (or such other quotation system or stock exchange). If the Company’s Common Stock is not listed on Nasdaq or another quotation system or stock exchange on the Stock Purchase Date in question, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.
     2.9 “Investment Sharebuilder Account” means the account established on behalf of a Participant pursuant to Section 8.2 below, in which shares of Common Stock purchased under the Plan shall be held.
     2.10 “Option Period” means each calendar quarter, beginning on the first day of each such calendar quarter and ending on the last day of such calendar quarter.
     2.11 “Participant” means an Eligible Employee who has elected to participate in the Plan in accordance with Section 6.1 below.

     2.12 “Payroll Deduction Account” means the account established on behalf of a Participant pursuant to Section 7.1 below, to which his or her payroll deductions shall be credited.
     2.13 “Permanent Disability” or “Disability” means an inability of a Participant to perform his or her employment duties due to physical or mental disability sufficient for the Participant to qualify for disability benefits under the general benefits policies of the Company and in effect from time to time.
     2.14 “Plan” means the Mercantile Bank Corporation Employee Stock Purchase Plan of 2002 as set forth herein, as it may be amended from time to time.
     2.15 “Purchase Price” means the purchase price for a share of Common Stock to be paid by a Participant on a Stock Purchase Date, as determined under Section 8.1 below.
     2.16 “Retirement” means the voluntary termination of all employment by a Participant such that the Participant would qualify for retirement benefits from the Company or a Subsidiary under applicable retirement policies in effect from time to time.
     2.17 “Stock Purchase Date” means a date on which shares of Common Stock are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Stock Purchase Date shall be the last working day of each Option Period during the term of the Plan.
     2.18 “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term “Subsidiary” includes present and future Subsidiaries of the Company.
SECTION 3
ADMINISTRATION
     3.1 General. The Committee shall administer the Plan. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan, including individuals who are employees of the Company or any Subsidiary. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to it, to waive any requirement of the Plan in whole or in part and on a general or case-by-case basis, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be as fully effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations, if any, for the conduct of its business as it considers advisable.
     3.2 Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.
SECTION 4
STOCK SUBJECT TO THE PLAN
     4.1 Number of Shares of Common Stock. There shall be reserved for issuance to and purchase by Participants under the Plan an aggregate of 25,000 shares of Common Stock, subject to adjustment as provided in Section 4.2. Shares of Common Stock available under the Plan shall be authorized and unissued shares or shares purchased by the Company.

     4.2 Adjustments. In the event of a stock dividend, stock split, recapitalization, merger, reorganization, consolidation, combination or exchange of shares of Common Stock during the term of the Plan, the number of shares reserved and authorized to be issued under the Plan shall be adjusted proportionately, and such other adjustment shall be made as may be considered necessary or equitable by the Committee or the Board. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be considered equitable by the Committee or the Board to give proper effect to such change.
SECTION 5
ELIGIBILITY
     Participation in the Plan shall be open only to Eligible Employees. No option rights may be granted under the Plan to any person who is not an Eligible Employee.
SECTION 6
PARTICIPATION AND WITHDRAWAL
     6.1 Election Form; Changes to Election Form.
     (a) Participation by any Eligible Employee in the Plan shall be entirely voluntary. Any Eligible Employee may become a Participant by completing and delivering an Election Form to the Company. Except with respect to the initial Option Period under this Plan, such Eligible Employee shall become a Participant as of the first day of the next Option Period following the delivery of his or her Election Form, provided that the Election Form has been delivered at least ten working days prior to the beginning of the first day of that Option Period. If the Election Form has not been delivered at least ten working days prior to the beginning of the first day of that Option Period, then such Eligible Employee shall become a Participant as of the first day of the second succeeding Option Period. With respect to the initial Option Period under this Plan, such Eligible Employee shall become a Participant as of the first pay date that is at least ten working days after the Company receives the Election Form. The Election Form will authorize specified regular payroll deductions (within the limits specified in Section 7.2 below) from the Participant’s periodic compensation during the time he or she is a Participant.
     (b) Payroll deductions shall be made for each Participant in accordance with the Election Form and shall continue until the Participant’s participation terminates, the Election Form is modified or the Plan is terminated. A Participant may increase or decrease his or her payroll deduction (within the limits specified in Section 7.2 below) by delivering a new Election Form to the Company. The Company or the applicable Subsidiary shall deduct the modified amount from the Participant’s payroll beginning with the first pay date to occur on or after ten working days after the new Election Form is properly delivered.
     6.2 Withdrawal. A Participant may elect at any time to terminate his or her participation in the Plan by written notice delivered to the Company no later than ten working days before a pay date, or by such other time as the Committee may from time to time determine. Upon any termination by a Participant: (a) the Participant shall cease to be a Participant; (b) his or her Election Form shall be revoked insofar as subsequent payroll deductions are concerned; (c) the amount in the Participant’s Payroll Deduction Account, as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded to the Participant; and (d) a certificate for the full shares of Common Stock credited to the Participant’s Investment Sharebuilder Account shall be promptly forwarded to the Participant. An Eligible Employee who has terminated participation in the Plan shall not be eligible for reinstatement as a Participant for a period of six months after such termination.
     Except as provided in Section 9 below, if a Participant ceases to be an Eligible Employee, (a) no further payroll deductions shall be made on his or her behalf (b) the accumulated balance in his or her Payroll Deduction Account shall promptly be returned to the Participant and (c) a certificate for the full shares of Common Stock credited to the Participant’s Investment Sharebuilder Account shall promptly be forwarded to the Participant.

SECTION 7
PAYROLL DEDUCTIONS
     7.1 Payroll Deduction Account. The Company and/or its Subsidiaries will maintain a Payroll Deduction Account for each Participant. Authorized payroll deductions shall begin with the first pay date to occur on or after the first day of the first Option Period with respect to which a Participant has elected (in accordance with Section 6.1) to participate in the Plan. Payments made by Participants through payroll deductions shall be credited to each Participant’s Payroll Deduction Account. No amounts other than payroll deductions authorized under the Plan may be credited to a Participant’s Payroll Deduction Account, unless the Committee otherwise consents in writing.
     7.2 Limits on Payroll Deductions. The amount of the payroll deduction specified by a Participant in his or her Election Form shall not be less than $25 or more than $200 for each pay period or such other amount as the Committee may determine in its sole discretion from time to time. A Participant may only take payroll deductions from his or her base salary and not from a Participant’s bonuses, incentive pay or commissions.
SECTION 8
PURCHASE AND SALE OF COMMON STOCK
     8.1 Purchase Price. The Purchase Price for each share of Common Stock purchased on a Stock Purchase Date shall be the Fair Market Value of the Common Stock as of that Stock Purchase Date.
     8.2 Method of Purchase.
     (a) Except as otherwise provided herein, each Participant having funds in his or her Payroll Deduction Account on a Stock Purchase Date shall be deemed, without any further action, to have been granted and to have exercised his or her option to purchase the number of whole shares of Common Stock which the funds in his or her Payroll Deduction Account could purchase on the Stock Purchase Date. Options that are not exercised automatically shall expire immediately. No fractional shares shall be issued or purchased under the Plan. Funds not used to purchase whole shares shall remain in the Participant’s Payroll Deduction Account for future purchases. If the number of available shares on a Stock Purchase Date is not sufficient to exhaust all Payroll Deduction Accounts, the available shares shall be allocated in proportion to the funds available in each Payroll Deduction Account and the Plan shall thereafter terminate.
     (b) All whole shares purchased shall be maintained in separate Investment Sharebuilder Accounts for Participants. Unless the Participant otherwise directs, any cash dividends paid with respect to the whole shares in a Participant’s Investment Sharebuilder Account shall be, in the discretion of the Committee, either distributed to the Participant or applied to the Participant’s Payroll Deduction Account for the purchase of whole shares, and shares so purchased shall be added to the shares held for a Participant in his or her Investment Sharebuilder Account. Any non-cash dividends paid with respect to the whole shares in a Participant’s Investment Sharebuilder Account shall be added to the shares held for a Participant in his or her Investment Sharebuilder Account. Participants will be notified not less than annually as to the amount and status of their Payroll Deduction Accounts and Investment Sharebuilder Accounts.
     8.3 Title of Accounts. Each Investment Sharebuilder Account may be in the name of the Participant or, if so indicated on the Election Form, in his or her name jointly or as tenants in common with a member of the Participant’s family, with right of survivorship. With the Committee’s consent, a Participant may be permitted to (a) designate a beneficiary to receive the Common Stock held in the Participant’s Investment Sharebuilder Account upon death or (b) transfer the Common Stock held in the Investment Sharebuilder Account to a revocable trust for the benefit of the Participant.
     8.4 Rights as a Shareholder. After a Participant’s Payroll Deduction Account has been charged with the amount of the Purchase Price, the Participant shall have all of the rights and privileges of a shareholder of the Company with respect to whole shares purchased under the Plan and held in the Investment Sharebuilder Account, whether or not certificates representing the shares shall have been issued. In addition to the provisions specified in the Plan relating to termination of a Participant’s participation in the Plan, a Participant may withdraw the shares in his or her Investment Sharebuilder

Account at regular intervals established by the Committee, which shall be at least once per year. A Participant may withdraw shares held in his or her Investment Sharebuilder Account by providing written notice to Mercantile’s Chief Financial Officer or his or her designee. A Participant’s written notice must provide the number of shares a Participant intends to withdraw. Upon receiving a Participant’s written notice, Mercantile will deliver the share certificates, titled as indicated in the Election Form, to the Participant within ten days.
     8.5 Sale of Shares. Mercantile will not sell shares held in an Investment Sharebuilder Account on behalf of a Participant. A Participant wishing to sell his or her shares must first withdraw the shares as provided in Section 8.4 above.
SECTION 9
RIGHTS ON DEATH, RETIREMENT OR PERMANENT DISABILITY
     9.1 Death. If a Participant dies during an Option Period, no further contributions on behalf of the deceased Participant shall be made. The executor or administrator of the deceased Participant’s estate may elect to withdraw the balance in the Participant’s Payroll Deduction Account by notifying the Company in writing at least ten working days before the Stock Purchase Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the deceased Participant’s Payroll Deduction Account shall be used to purchase shares of Common Stock on the next Stock Purchase Date in accordance with Section 8 of the Plan. The Company shall deliver a written statement of the number of whole shares that such deceased Participant purchased under the Plan to his or her executor or administrator upon request. The Company shall deliver any amounts remaining in the deceased Participant’s Payroll Deduction Account after the last applicable Stock Purchase Date to his or her executor or administrator.
     9.2 Retirement or Permanent Disability. If, during an Option Period, a Participant (a) Retires or (b) incurs a Permanent Disability, no further contributions on behalf of the Retired or Disabled Participant shall be made. A Retired or Disabled Participant may elect to withdraw the balance in his or her Payroll Deduction Account by notifying the Company in writing at least ten working days before the Stock Purchase Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the Retired or Disabled Participant’s Payroll Deduction Account shall be used to purchase shares of Common Stock on the next Stock Purchase Date in accordance with Section 8 of the Plan. The Company shall deliver a written statement of the number of whole shares that such Retired or Disabled Participant purchased under the Plan to such Retired or Disabled Participant’s upon request. The Company shall deliver any amounts remaining in the Retired or Disabled Participant’s Payroll Deduction Account after the last applicable Stock Purchase Date to such Retired or Disabled Participant.
     If a Retired or Disabled Participant dies during the Option Period of such Participant’s Retirement or Permanent Disability and such Participant did not notify the Company of his or her desire to withdraw the balance in his or her Payroll Deduction Account, the executor or administrator of such Participant’s estate or other legal title holder shall have all the rights provided pursuant to Section 9.1.
SECTION 10
GENERAL PROVISIONS
     10.1 Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only by the Participant.
     10.2 Amendment or Suspension of the Plan. The Committee or the Board may at any time, and from time to time, amend the Plan in any respect or suspend the operation of the Plan.
     10.3 Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate at the earliest of: (a) when all shares of Common Stock reserved under the Plan have been purchased; or (b) at any time, at the discretion of the Committee or the Board. Notice of termination shall be given to all Participants, but any failure to give notice shall not impair the termination. Upon termination of the Plan, all amounts in Payroll Deduction Accounts of Participants and all Common Stock held in Investment Sharebuilder Accounts of Participants shall promptly be returned to such Participants.

     10.4 Governing Law; Compliance with Law. The Plan shall be construed in accordance the laws of the state of Michigan. The Company’s obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant’s participation in the Plan.
     10.5 Not an Employment Contract. The Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any Eligible Employee or Participant or to be consideration or inducement for the employment of any Eligible Employee or Participant. The Plan shall not be deemed to give any Participant or Eligible Employee the right to be retained as an Employee or in any other service of the Company or any Subsidiary, or to interfere with the right of the Company or any Subsidiary to discharge any Participant or Eligible Employee at any time regardless of the effect that such discharge shall have upon such person as a participant in the Plan.
     10.6 Effective Dates. The first Option Period under the Plan shall commence on October 1, 2002.
     10.7 Investment Intent. The Committee may require a Participant to confirm that he or she is purchasing with investment intent and not with a view to resale or other distribution.
     10.8 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.